Exhibit 99.1

       Whole Foods Market Announces New Mid-Atlantic Regional President

    AUSTIN, Texas, Oct. 18 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that Ken Meyer has been named the new President of the Mid-Atlantic Region effective October 13, 2004.
    "Three years ago, Ken was named President of the new South Region which was formed by combining the Whole Foods Market stores in North Carolina and Atlanta with the newly acquired Harry's Farmers Market stores in Atlanta. He has led an amazing turnaround at the Harry's stores from both a merchandising and profitability standpoint and has built an outstanding regional leadership team," said A.C. Gallo, Co-President of Whole Foods Market. "We are fortunate to have someone of Ken's ability and successful track record available to assume the role of Regional President for the Mid-Atlantic Region, one of the largest regions in the Company."
    Mr. Meyer joined the Company in 1996 and has held various positions including Store Team Leader, and Vice President of the Southwest Region. He most recently has served as President of the South Region since March 2001.

    About Whole Foods Market:
    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(http://www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. The Company had $3.7 billion in sales for the twelve months ending July 4, 2004 and currently has 163 stores in the United States, Canada, and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward- looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

SOURCE  Whole Foods Market, Inc.
    -0-                             10/18/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  PER